MEMBERS LIFE INSURANCE COMPANY

SUPPLEMENT DATED JANUARY 1, 2024 TO

TRUSTAGE™ ZONECHOICE ANNUITY

PROSPECTUS DATED OCTOBER 20, 2023

FOR CONTRACTS ISSUED ON OR AFTER MAY 25, 2023

This supplement updates the prospectus for the variable and index linked annuity contract listed above and contains information that you should read and maintain for future reference. Please keep this supplement with your records.

This Supplement communicates a change to simplify our corporate structure. This change does not modify the terms of the Contracts.

Effective January 1, 2024, we are a direct, wholly-owned subsidiary of CMFG Life Insurance Company (“CMFG Life”). Before this change, we were a wholly-owned, indirect subsidiary of CMFG Life through its subsidiary, CUNA Mutual Investment Corporation. The below prospectus disclosures are hereby revised due to this change:

On page 60, in the “Corporate History of the Company” section, the first sentence now reads “We are a direct wholly-owned subsidiary of CMFG Life Insurance Company (“CMFG Life”).”

On page 85, in the “Certain Relationships and Related Person Transactions” section, the last paragraph is revised to add the full name of CUNA Mutual Investment Corporation (“CMIC”).

We have not revised relevant disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, which reviews our results of operations prior to this organizational change.